Exhibit 99.1
WM Technology, Inc. Appoints Glen Ibbott to Board of Directors
IRVINE, Calif., October 1, 2024 — Weedmaps (Nasdaq: MAPS) a leading online cannabis marketplace for consumers, today announced the appointment of Glen Ibbott to the Company’s Board of Directors, effective October 1.
“Glen is an accomplished leader with deep experience in the cannabis industry and we are excited to have him join WM Technology’s Board of Directors,” said Doug Francis, Executive Chair, WM Technology. “He brings a wealth of insight to our Board as we continue to grow both as a business and an industry, and pursue our mission of enabling safe, legal access to cannabis for consumers worldwide.”
A seasoned executive with more than 25 years of experience, Ibbott is the founder of GK Financial Ventures, a financial consulting company. He previously spent nearly seven years as Chief Financial Officer of Aurora Cannabis Inc., a Nasdaq and TSX-listed global cannabis company. Prior to his time at Aurora, Ibbott was CFO at biotechnology company QLT Inc., and before that, he held a number of senior finance roles at publicly traded companies across Canada.
Ibbott holds MBAs from both Cornell University and Queen’s University, an undergraduate degree in Business Administration (Accounting) from Simon Fraser University, and is a Canadian Chartered Professional Accountant.
"It’s an exciting time to be in cannabis –– both in the U.S. and globally –– and with what I believe is the greatest support for cannabis in the U.S. than at any time before,” Ibbott said. “I look forward to sharing my expertise and experience with the WM Technology team as we continue to navigate this dynamic industry and build long-term value for our shareholders.”

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About WM Technology
Founded in 2008, WM Technology operates Weedmaps, a leading cannabis marketplace for consumers, as well as a broad set of eCommerce and compliance software solutions for cannabis businesses and brands in U.S. state-legal markets. WM Technology holds a strong belief in the power of cannabis and the importance of enabling safe, legal access to consumers worldwide.
Over the past 15 years, the Weedmaps marketplace has become a premier destination for cannabis consumers to discover and browse cannabis-related products, access daily dispensary deals, order ahead for pick-up and delivery by participating retailers (where applicable), and learn about the plant. The Company also offers eCommerce-enablement tools designed to help cannabis retailers and brands reach consumers, create business efficiency, and manage industry-specific compliance needs.
The Company is committed to advocating for full U.S. legalization, industry-wide social equity, and continued education about the plant through key partnerships and cannabis subject matter experts.

Headquartered in Irvine, California, WM Technology supports remote and hybrid work for eligible employees. Visit us at www.weedmaps.com.

CONTACT:

Investor Relations
investors@weedmaps.com

Media
press@weedmaps.com